Exhibit 10.3
Sourcefire
9770 Patuxent Woods Drive
Columbia, MD 21046
410-423-1900
September 24, 2008
WSR, LLC
Attention: Mr. E. Wayne Jackson, III
Dear Wayne:
     This letter agreement (“Agreement”) sets forth the mutual agreement between Sourcefire, Inc. (“Sourcefire”) and WSR, LLC (“You”) with respect to the matters described below.
          1. Engagement. Sourcefire hereby engages You, and You hereby accept such engagement (the “Engagement”) to perform such consulting and advisory services as may be requested from time to time by me as Chief Executive Officer (“CEO”) of Sourcefire. Among the services initially requested, You will: (i) provide advice and counsel to me regarding my duties and responsibilities as CEO; (ii) provide advice and counsel with respect to Sourcefire’s investor relations activities and corporate strategy; and (iii) provide advice and counsel with respect to Sourcefire’s employee relations. In providing such services, we will agree on the appropriate work schedule necessary to accomplish the requested services and desired results. You acknowledge that you are an independent contractor for all purposes and that You will control the means, methods, time, resources, and manner required to perform the services requested from time to time. You agree to treat all payments made to You hereunder as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with your engagement hereunder, including, without limitation, all applicable income and self employment taxes.
          2. Compensation. In consideration of the consulting services to be rendered by You hereunder, and in consideration of Your covenants and agreements herein contained, Sourcefire hereby agrees to pay to You, for each month (or partial month) during the term of this Engagement, a consulting fee of $10,000. Payments made hereunder shall be paid on the last day of each month during the term hereof.
          3. Term. Your Engagement hereunder shall commence on October 1, 2008 and end on September 30, 2009, unless earlier terminated upon (i) your death, (ii) your Disability, (iii) your material breach of that certain Amended and Restated Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement with Sourcefire (the “NDA”), or (iv) upon receipt by either party of forty-five (45) days’ advance written notice from the other party. For purposes of this Agreement, we agree that the term “Disability” shall have the same meanings as under the Sourcefire 2007 Stock Incentive Plan and that the terms and existence of this Agreement and Your Engagement shall be deemed “Confidential Information” under the NDA.

Mr. Jackson
September 24, 2008

          4. General. All notices or other communications required or permitted hereunder or necessary and convenient in connection herewith shall be in writing and delivered in person or by express delivery service or postage prepaid first class mail, return receipt requested, to the addresses of record first stated above, or to such other addresses as you or Sourcefire may designate by notice to the other. This Agreement and that certain NDA set forth the entire agreement of Sourcefire and You with respect to the subject matter hereof and may not be changed or amended except upon written amendment executed by each of Sourcefire and You. This Agreement is to be governed under the internal laws of the State of Maryland without regard to its choice of law provisions.
          If the terms of this Agreement are acceptable, please sign below and return to my attention.

Very truly yours, SOURCEFIRE, INC.
By:	/s/ John C. Burris
John C. Burris
	Title:	Chief Executive Officer
	Date:	September 24, 2008

AGREED TO AND ACCEPTED: WSR, LLC
By:	/s/ E. Wayne Jackson III
E. Wayne Jackson, III
	Title:	Chief Executive Officer
	Date:	September __, 2008